EXHIBIT 4

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital within the past sixty days prior to 12/10/25, the date of the event which required filing of this Schedule 13D/A.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
11/21/2025	Buy	14,061	5.99
11/24/2025	Buy	38,202	5.99
11/25/2025	Buy	48,373	6.09
11/26/2025	Buy	2,205	6.21
12/2/2025	Buy	10,672	6.03
12/3/2025	Buy	41,274	6.11
12/4/2025	Buy	29,638	6.14
12/5/2025	Buy	19,366	6.11
12/8/2025	Buy	2,200	6.08
12/9/2025	Buy	27,440	6.14
12/10/2025	Buy	66,927	6.09